Exhibit 99(s)

POWER OF ATTORNEY

Each Undersigned Trustee and Officer of MassMutual AccessSM Private Equity Fund (the “Fund”), does hereby severally constitute and appoint Andrew M. Goldberg, Jill Nareau Robert, Sadie R. Gordon, Gregory C. Davis and Elizabeth J. Reza, and each of them individually, as his or her true and lawful attorneys and agents.

Such attorneys and agents shall have full power of substitution and to take any and all action and execute any and all instruments on the Undersigned’s behalf as a Trustee or Officer of the Trust that said attorneys and agents may deem necessary or advisable to enable the Trust to comply with the Securities and Exchange Commission (the “Commission”) thereunder. This power of attorney applies to the registration, under the 1933 Act and the 1940 Act, of shares of beneficial interest of the Trust to be offered by the Trust. It specifically authorizes such attorneys and agents to sign the Undersigned’s name on his or her behalf as a Trustee or Officer to the Registration Statements and to any instruments or documents filed or to be filed with the Commission under the 1933 Act and the 1940 Act in connection with such Registration Statements, including any and all amendments to such statements, documents or instruments.

The Undersigned hereby ratifies and confirms all that said attorneys and agents shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each Undersigned has set his or her hand on this 27th day of May, 2021.

/s/ Karl Beinkampen	President and Chief Executive Officer
Karl Beinkampen	(Principal Executive Officer)

/s/ Renee Hitchcock	Chief Financial Officer and Treasurer
Renee Hitchcock	(Principal Financial Officer)

/s/ Douglas Russell	Initial Trustee
Douglas Russell